Exhibit 99.7

Subject: Exciting Company News

Signify Clinical Network Colleagues:

I am reaching out to you this evening with some exciting news – Signify Health is becoming part of CVS Health!

As a valued part of our provider network, I hope that you will share in our pride and excitement about this very positive news. We truly could not have chosen a better partner to help us achieve our mission of returning health to the home and accelerating our journey to improve the quality of care for millions of individuals and families across the country. Together, with CVS Health, we will enhance the trusted relationship we have built with providers nationwide to better identify care needs within the home, and get people the care and services they need – at home, in stores, in their communities, or through CVS Health’s popular digital channels.

For Signify, this is an opportunity for us to drive more improvements in people’s health and on the healthcare system than ever before. To name a few:

•	As clinicians, you will have an even greater impact as part of the CVS Health ecosystem, collaborating with CVS Health to connect patients to care—how and when they need it.

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We will be able to design new care models that will combine CVS Health’s resources with Signify’s capabilities, analytics and technology to deliver on CVS Health’s promise to expand its health service offerings and to help patients navigate to the best site of care.

•	Together, we will be able to build on CVS Health’s Healthy 2030 goals to advance health equity and better support and engage underserved communities at a national level.

For their part, CVS Health had been searching for a company like Signify Health. They approached Signify with the idea of coming together because they were looking for the capabilities and talent to help them drive value-based outcomes and support their vision to change the way that health care is delivered to consumers. In Signify, CVS Health saw an opportunity to accelerate in-home care delivery through our national clinical network; our deep insights into populations that can drive better quality and outcomes; and, our platform and expertise that enables providers to successfully move into total cost of care models.

Signify joining CVS Health is good for all of our network clinicians. By becoming part of one of the world’s most admired healthcare companies, member brand awareness and recognition increases dramatically which will help fill your daily schedules, facilitate communications with members and reduce cancellations. It also gives us access to additional resources to continue to improve your experience of working with Signify by improving key operational elements such as communications, scheduling logistics and routing—helping you become more efficient and successful. For all of these reasons, this is a great outcome for you as part of our clinical network—together, we really will be a winning combination!

I want you to know that Signify Health will operate as a distinct, payor-agnostic business within CVS Health, led by members of Signify Health’s current management team. While there are many details to be worked out, for now it is business as usual. Our two companies will continue operating independently until the deal is closed, which we anticipate will be in the first half of 2023. We do not have a timeline at this point, but we will keep you posted once we have specifics to share.

If any of the members you’re visiting ask about the announcement, please reassure them that this will not impact their in-home evaluation in any way, and that the quality experience they have with Signify will not be impacted.

Signify Health has worked hard to make many positive changes to our operations over the last several months, resulting in better pay and a lot of new opportunities for our network of clinicians across the nation—and we are excited about the future. If you have any questions about what opportunities await you at Signify, please contact your recruiter, or email them at recruiters@signifyhealth.com.

As part of our provider network, you have played an important part in our ability to make a positive impact in the lives of millions of people each year. Thank you again for your dedication to those we are privileged to serve, and I look forward to expanding our work to make a difference in even more lives in the future.

David

Additional Information and Where to Find It

In connection with the proposed transaction, the Company will file with the SEC a preliminary and definitive proxy statement relating to the proposed transaction. The definitive proxy statement will be mailed to the Company’s stockholders in connection with the proposed transaction. This communication is not a substitute for the proxy statement or any other document that may be filed by the Company with the SEC. BEFORE MAKING ANY DECISION, THE COMPANY URGES YOU TO READ THE PRELIMINARY AND DEFINITIVE PROXY STATEMENTS AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE INTO THE PROXY STATEMENT WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Any vote in respect of resolutions to be proposed at the Company’s stockholder meeting to approve the proposed transaction or other responses in relation to the proposed transaction should be made only on the basis of the information contained in the Company’s proxy statement. You will be able to obtain a free copy of the proxy statement and other related documents (when available) filed by the Company with the SEC at the website maintained by the SEC at www.sec.gov or by accessing the Investor Relations section of the Company’s website at https://www.signifyhealth.com.

No Offer or Solicitation

This communication is for information purposes only and is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer or invitation to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

Participants in the Solicitation

The Company and certain of its directors, executive officers and employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the Company’s stockholders in connection with the proposed transaction, including a description of their respective direct or indirect interests, by security holdings or otherwise will be included in the proxy statement described above. These documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov and the Company’s website at https://www.signifyhealth.com.